NeoMedia Technologies, Inc.

                                   Exhibit 21

                                  Subsidiaries

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                           NeoMedia Technologies, Inc.

                                  Subsidiaries

NeoMedia Technologies, Inc., which is incorporated in the State of Delaware, has one wholly-owned subsidiary, NeoMedia Migration, Inc., which is incorporated in the State of Delaware and which has one wholly-owned subsidiary, Distribuidora Vallarta, S. A., which is incorporated in Guatemala.

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